Exhibit 5

July 18, 2007

Amgen Inc.,

One Amgen Center Drive,

Thousand Oaks, California 91320-1799.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 21,992 shares (the “Securities”) of Common Stock, par value $.0001 per share, of Amgen Inc., a Delaware corporation (the “Company”) to be issued pursuant to the Amgen Inc. Assumed Ilypsa, Inc. Stock Plan (formerly known as the Ilypsa, Inc. 2003 Stock Plan) (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Securities Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporate Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Amgen Inc.

In rendering the foregoing opinion, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Sullivan & Cromwell LLP